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                                                                    EXHIBIT 10.8


MICHAEL PATRICK GEORGE
PRESIDENT AND CHIEF EXECUTIVE OFFICER


June 9, 1998

Via Facsimile (415) 461-8341


Mr. Zach McReynolds
P.O. Box 1706
Ross, CA 94957

Dear Zach:

We are pleased to offer you the position of Vice President and Director of Customer Solutions for Western Water Company. You will become a member of the Company's senior management team and report directly to the President and Chief Executive Officer.

            Effective Date:          June 15, 1998

            Salary:                  $185,000 per annum

            Stock Options:           50,000 at market - date of hire
                                     75,000 at $15.50 per share
                                     75,000 at $21.00 per share

            Bonus:                   A new bonus plan is being developed
                                     for senior management of Western Water.
                                     When the plan is finalized,
                                     you will participate in that plan.

Stock options vest over a three-year period at a rate of 33 1/3% per year and are exercisable for ten years from the grant date. A copy of the Stock Option Plan will be given to you upon acceptance into the Plan. Some or all of your options may be subject to approval at our next shareholders meeting, which should take place in September 1998.

On the first day of the month following 30 days of employment, you will be eligible to participate in Western Water's medical insurance and long term disability plans. Other benefit plans are being considered and, when adopted, you will be eligible to participate in them.



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Zach McReynolds
June 9, 1998
Page 2


Employment will be at the Company's office in San Diego, California. Mutually agreeable arrangements regarding moving you and your family will be provided. You will be able to commute at Company expense once per week for a period of one year.

All offers of employment are contingent upon proof of identity, authorization to work in the United States and satisfactory reference checks.

Please be advised that you are employed "at will", and Western Water may terminate your employment at any time. However, in the event of a change of control of the Company which results in discontinuation of your employment, you will receive continuation of your salary for a period of six months.

To accept this offer, please sign below and return a copy of this letter to me as soon as possible.

Sincerely,




Michael Patrick George






Accepted: /s/ Zach McReynolds           Date: 6/9/98 .
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